Amendment No. 1
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated June 21, 2024
among
Empowered Funds, LLC, Alpha Architect, LLC, and EA Series Trust
The Adviser has entered into an Investment Advisory Agreement with respect to the Alpha Architect US Anti-Dividend ETF and Alpha Architect International Anti-Dividend ETF dated September 6, 2024.
The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the daily net assets of the respective Fund in accordance with the following fee schedule:

Sub-Advisory Fee Schedule
Fund	Fee	Effective
Alpha Architect U.S. Quantitative Value ETF (QVAL)	0.15%	June 21, 2024
Alpha Architect International Quantitative Value ETF (IVAL)	0.20%	June 21, 2024
Alpha Architect U.S. Quantitative Momentum ETF (QMOM)	0.15%	June 21, 2024
Alpha Architect International Quantitative Momentum ETF (IMOM)	0.20%	June 21, 2024
Alpha Architect Value Momentum Trend ETF (VMOT)	0.15%	June 21, 2024
Alpha Architect High Inflation and Deflation ETF (HIDE)	0.15%	June 21, 2024
Alpha Architect US Equity ETF (AAUS)	0.08%	September 6, 2024
Alpha Architect International Equity ETF (AAGL)	0.13%	September 6, 2024

IN WITNESS WHEREOF, the parties hereto have this Amendment to be executed by their duly authorized officers on September 6, 2024.

EMPOWERED FUNDS, LLC		EA SERIES TRUST

By:	/s/ Sean Hegarty	By:	/s/ Patrick Cleary
Name:	Sean Hegarty	Name:	Patrick Cleary
Title:	Chief Operating Officer	Title:	President and Chief Executive Officer

ALPHA ARCHITECT, LLC

By:	/s/ Wesley R. Gray
Name:	Wesley R. Gray
Title:	CEO